Exhibit 10.5

EXECUTION VERSION

BJ’s Wholesale Club Holdings, Inc.

25 Research Drive

Westborough, MA 01581

March 27, 2018

Christopher Baldwin

c/o BJ’s Wholesale Club Holdings, Inc.

25 Research Drive

Westborough, MA 01581

Re: Restricted Stock Award

Dear Chris:

In connection with the initial public offering (the “IPO”) of BJ’s Wholesale Club Holdings, Inc. (the “Company”), the Company has determined to grant you an award (the “Award”) of [202,350]1 restricted shares of common stock of the Company, par value $0.01 per share (“Common Stock”). The grant of the Award is subject to the consummation of the IPO and to the extent such IPO is not consummated prior to the first anniversary of the date hereof, the Award and this letter agreement shall be void ab initio. The award shall be subject to the terms and conditions of an equity plan that the Company intends to adopt upon the consummation of the IPO in substantially the form described in the Company’s Form S-1 Registration Statement (the “2018 Plan”) and an award agreement, substantially in the form attached hereto as Exhibit A (the “Award Agreement”).

The terms of the Award Agreement provide that the Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes required by applicable law to be withheld with respect to any taxable event arising pursuant to the Award Agreement.

However, in accordance with the second sentence of Section 4.1(a) of the Award, the Company waives such requirement and agrees that such tax withholding may be satisfied at your election (made at the time such tax is due), for purposes of the Award, by having the Company withhold a net number of shares subject to the Award having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company based on the maximum statutory withholding rates in your applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. Notwithstanding the forgoing, if the board of directors of the Company (the “Board”) determines in its good faith discretion that allowing for such share withholding would cause a liquidity event for the Company, as described in the Award Agreement, the Board may require that your tax withholding obligations be satisfied by another method which will be set forth in the 2018 Plan, including without limitation (i) cash or check made payable to the Company with respect to which the withholding obligation arises; (ii) the deduction of such amount from other

[1]	Calculation of the number of shares to be pursuant to a spreadsheet that was circulated.

compensation payable to you; or (iii) through the delivery of a notice that you have placed a market sell order with a broker acceptable to the Company, with respect to the portion of the Award for which the restrictions are then subject to lapse, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company at such time as may be required by the Board, but in any event not later than the settlement of such sale.

Notwithstanding anything to the contrary in the forgoing or in the Award Agreement, in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions, the Company shall equitably adjust the number and type of shares of stock subject to the award in order to preserve the intended benefits, avoid dilution, and facilitate necessary or desirable changes to the Award.

The Company will pay your reasonable professional fees incurred to negotiate and prepare this letter agreement and the Award Agreement.

Please indicate your acceptance of the terms and provisions of this letter agreement by signing below. By signing below, you acknowledge and agree that you have had an opportunity to consult with your own independent legal counsel regarding your rights and obligations under this letter agreement; have carefully read this letter agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This letter agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of you and a duly authorized officer of the Company. This letter agreement may be executed in several counterparts.

Agreed and Accepted as of the first date set forth above:

BJ’s Wholesale Club Holdings, Inc.

By:	/s/ Graham Luce
Name: Graham Luce
Title:	Secretary

Accepted and agreed to as of the first date set forth above:

Christopher Baldwin

/s/ Christopher Baldwin

[Signature Page to the Letter Agreement Re: Baldwin Restricted Stock Agreement]

EXHIBIT A

Form of Award Agreement

[see attached]

BJ’S WHOLESALE CLUB HOLDINGS, INC.

2018 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD GRANT NOTICE AND

RESTRICTED STOCK AWARD AGREEMENT

BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2018 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of shares of Restricted Stock set forth below (the “Restricted Shares”). The Restricted Shares are subject to the terms and conditions set forth in this Restricted Stock Award Grant Notice (the “Grant Notice”), the Plan and the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Agreement”), each of which is incorporated into this Grant Notice by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	Christopher Baldwin

Grant Date:	[ ][1]

Total Number of Shares of

Restricted Stock:	[ ] Shares

Purchase Price:	$0.00

Vesting Schedule:	The Restricted Shares shall vest in equal installments on the last day of each calendar month ending during the period commencing on the Grant Date and ending on September 30, 2020, subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date for such respective installment to so vest, except as provided otherwise in the Agreement.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.

BJ’S WHOLESALE CLUB HOLDINGS, INC.		PARTICIPANT
By:		By:	/s/ Christopher Baldwin
Print Name:	[ ]	Print Name:	Christopher Baldwin
Title:	[ ]

[1]	To be granted on or shortly following the IPO. Calculation of the number of shares to be pursuant to a spreadsheet that was circulated.

EXHIBIT A

TO RESTRICTED STOCK AWARD GRANT NOTICE

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of Restricted Shares set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a) “Cause” shall have the meaning set forth in the Employment Agreement.

(b) “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(c) “Corporate Transaction” shall mean (a) the sale of all or substantially all of the assets of the Company to any other Person (other than the Company, any of its Subsidiaries, the Principal Stockholders or any of their Affiliates, or any employee benefit plan maintained by the Company or any of its Subsidiaries), or (b) a change in beneficial ownership or control of the effected through a transaction or series of transactions (other than an offering of Common Stock or other securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby (i) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, the Principal Stockholders or any of their Affiliates, or any employee benefit plan maintained by the Company or any of its Subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of such entity’s securities outstanding immediately after such acquisition, or (ii) following an initial public offering, the Principal Stockholders and their respective Affiliates directly or indirectly hold beneficial ownership of securities of the Company possessing less than 10% of the total combined voting power of such entity’s voting securities outstanding immediately after such transaction or series of transactions.

(d) “Company Group” shall mean the Company and its Subsidiaries.

(e) “Company Group Member” shall mean each member of the Company Group.

(f) “Disability” shall have the meaning set forth in the Employment Agreement.

(g) “Employment Agreement” shall mean the Employment Agreement between the Participant, the Company and BJ’s Wholesale Club, Inc., dated as of September 1, 2015, as may be amended from time to time.

(h) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(i) “Principal Stockholders” shall mean Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., Beacon Coinvest LLC, and CVC Beacon LP (f/k/a CVC Beacon LLC).

1.2 Incorporation of Terms of Plan. The Restricted Shares are subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.2

ARTICLE II.

AWARD OF RESTRICTED SHARES

2.1 Award of Restricted Shares.

(a) Award. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member, and for other good and valuable consideration that the Administrator has determined exceeds the aggregate par value of the Shares subject to the Award, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has issued to Participant the number of Restricted Shares set forth in the Grant Notice upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustments as provided in Article 12 of the Plan.

(b) Purchase Price; Book Entry Form. The purchase price of the Restricted Shares is set forth on the Grant Notice. At the sole discretion of the Administrator, the Restricted Shares (and any securities that constitute Retained Distributions (as defined below)) will be issued in either (i) uncertificated form, with the Restricted Shares (and securities that constitute Retained Distributions) recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the Restrictions (as defined below) imposed pursuant to this Agreement, and upon vesting and the satisfaction of all conditions set forth in Section 2.2, the Company shall cause the book entries evidencing the Restricted Shares (and any securities that constitute Retained Distributions) to indicate that the Restrictions have lapsed; or (ii) certificate form pursuant to the terms of Section 2.1(c) and Section 2.1(d).

(c) Legend. Any certificates representing Restricted Shares issued pursuant to this Agreement shall, until all Restrictions imposed pursuant to this Agreement lapse or shall have been removed and the Restricted Shares shall thereby have become vested or the Restricted Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Administrator):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN BJ’S WHOLESALE CLUB HOLDINGS, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d) Escrow. The Secretary of the Company or such other escrow Participant as the Administrator may appoint may retain physical custody of any certificates representing the Restricted Shares (and any securities that constitute Retained Distributions) until all of the Restrictions imposed pursuant to this Agreement lapse or shall have been removed; in such event Participant shall not retain

[2]	Subject to a review of the plan, when available, for any possible unfavorable inconsistencies.

physical custody of any certificates representing unvested Restricted Shares issued to him or her (or any certificates representing securities that constitute Retained Distributions). Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Restricted Shares or securities that constitute Retained Distributions (or Restricted Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e) Delivery of Certificates and Payment Upon Vesting.

(i) As soon as administratively practicable after the vesting of any Restricted Shares subject to the Award pursuant to Section 2.2(c), the Company shall, as applicable, either remove the notations on any Restricted Shares subject to the Award issued in book entry form that have vested or deliver to Participant a certificate or certificates, without the legend set forth in Section 2.1(c), evidencing the number of Restricted Shares subject to the Award that have vested.

(ii) As soon as administratively practicable after the vesting of any Restricted Shares subject to the Award pursuant to Section 2.2(c), the Company shall (A) as applicable, either remove the notations on any securities that constitute Retained Distributions issued in book entry form with respect to such Restricted Shares or deliver to Participant a certificate or certificates evidencing the number of securities that constitute Retained Distributions with respect to such Restricted Shares and (B) pay Participant in cash an amount equal to all cash dividends or other cash distributions that constitute Retained Distributions with respect to such Restricted Shares.

(iii) Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company in connection with this Section 2.1(e). The Restricted Shares and securities that constitute Retained Distributions delivered pursuant to this Section 2.1(e) shall no longer be subject to the Restrictions hereunder.

2.2 Restrictions.

(a) Forfeiture. Any Restricted Shares that are not vested as of the Cessation Date shall thereupon be forfeited immediately and without any further action by the Company. Notwithstanding the forgoing, following a Termination of Service at any time (1) by the Company without Cause (other than due to death or Disability) or (2) by the Participant for Good Reason:

(i) If a Corporate Transaction is consummated within the 90-day period following such Termination of Services, the Restricted Shares (and Retained Distributions thereon) shall vest pursuant to Section 2.2(c)(ii) as if the Participant had remained continuously employed or engaged in active service through the consummation of such Corporate Transaction; or

(ii) If a Corporate Transaction is not consummated within the 90-day period following such Termination of Services, on the 91st day following the Cessation Date, the monthly installment of the Restricted Shares (and Retained Distributions thereon) (to the extent not previously 100% vested) that would have vested on the next succeeding scheduled monthly vesting date immediately following the Cessation Date shall become vested.

(b) Restricted Shares Not Transferable. No Restricted Shares or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i) of the Plan; provided, however, that this Section 2.2(b) notwithstanding, with the consent of the Administrator and subject to the terms of the Plan, the Restricted Shares may be transferred to a Permitted Transferee, pursuant to any such conditions and procedures the Administrator may require. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in this Section 2.2(b) and the exposure to forfeiture set forth in Section 2.2(a).

(c) Vesting and Lapse of Restrictions.

(i) Subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to Sections 4.11 and 4.16 hereof, the Award (and Retained Distributions thereon) shall vest and the Restrictions shall lapse in accordance with the vesting schedule set forth in the Grant Notice.

(ii) Furthermore, upon the consummation of a Corporate Transaction, subject to Participant’s continued employment with or service to a Company Group Member from the Grant Date through the consummation of such Corporate Transaction, 100% of the unvested portion of the Award (and Retained Distributions thereon) shall vest and the Restrictions shall lapse immediately prior to such Corporate Transaction.

(d) Retained Distributions. Unless otherwise determined by the Administrator, the Company will retain custody of all cash dividends and other distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the Restrictions and the other terms and conditions under this Agreement that are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall vest in accordance with Section 2.2(a)(i), Section 2.2(a)(ii) or Section 2.2(c), as applies, and such Retained Distributions shall not bear interest or be segregated in separate accounts. Any Retained Distributions with respect to Restricted Shares that have not vested as of the Cessation Date shall thereupon be forfeited immediately and without any further action by the Company.

2.3 Consideration to the Company. In consideration of the grant of the Award by the Company, Participant agrees to render faithful and efficient services to the Company Group. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company Group or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

ARTICLE III.

RESTRICTIVE COVENANTS

3.1 Restriction on Competition and Solicitation. While employed or engaged by the Company Group, and for a period beginning on the date of Cessation Date for any reason and ending on the first anniversary of such date of the Cessation Date (the “Restricted Period”), Participant shall not (i) directly or indirectly through another entity induce or attempt to induce any customer, supplier, licensee or other business relation of a Company Group Member to cease doing business with any member of the Company Group or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company Group Member, (ii) engage in any activity (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) for Wal-Mart Stores Inc., Costco Wholesale Corporation, or Target Corporation, or any of their respective subsidiaries or affiliates (including, without limitation, Sam’s West, Inc. and Sam’s East, Inc. and any successors thereof), or any other person or entity that competes with the Company Group with respect to any business or activity of the Company Group entered into by the Company Group after the Grant Date, or (iii) either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Participant to solicit, any employee of the Company Group to leave the employ of the Company Group, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Participant to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company Group at the time of the termination or cessation of the Participant’s employment with the Company Group; provided that this clause (B) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company Group has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment.

3.2 Confidentiality. Except as Participant reasonably and in good faith determines to be required in the faithful performance of Participant’s duties for the Company Group or in accordance with Section 3.5, Participant shall, during the Participant’s period of service with the Company Group and after the Cessation Date, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Participant’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Participant’s obligation to maintain and not use, disseminate, disclose or publish, or use for Participant’s benefit or the benefit of any other Person, any Proprietary Information after the Cessation Date will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Participant’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group). In accordance with 18 U.S.C. Section 1833, the Company hereby notifies Participant that, notwithstanding anything to the contrary herein, (a) Participant shall not be in breach of this Section 3.3 and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose a trade secret to Participant’s attorney, and may use trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.3 Return of Company Group Property. Upon Participant’s Termination of Service for any reason, Participant will promptly deliver to the Company Group (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company Group property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his or her possession, custody or control.

3.4 Response to Subpoena; Whistleblower Protection. Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and Participant shall not be not required to notify the Company Group that such reports or disclosures have been made.

3.5 Non-Disparagement. Participant agrees not to disparage the Company Group, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that Participant may confer in confidence with Participant’s legal representatives and make truthful statements as required by law. The Company agrees that at no time during Participant’s employment or engagement by the Company Group or thereafter, shall the Company (through any public statement) or any of the then-current officers or directors of the Company Group (each such person a “Company Party”) make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of Participant; provided, that no Company Party shall be required to make any untruthful statement or to violate any law.

3.6 Restrictions Upon Subsequent Employment. Prior to accepting other employment or any other service relationship during the Restricted Period, Participant shall provide a copy of this Article III to any recruiter who assists Participant in obtaining other employment or any other service relationship and to any employer or other Person with which Participant discusses potential employment or any other service relationship.

3.7 Enforcement. In the event the terms of this Article III shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Participant of the provisions of this Article III shall toll the running of any time periods set forth in this Article III for the duration of any such breach or violation.

3.8 Forfeiture Upon Violation. Notwithstanding any other provision of this Agreement that may provide to the contrary, in the event of Participant’s violation of any restrictive covenant within this Article III or any other agreement by and between Participant and any Company Group Member, as determined by the Company, in its sole discretion, then (a) the Restricted Shares shall immediately be terminated and forfeited in its entirety and (b) Participant shall pay to the Company in cash any amounts paid to Participant in respect of the Restricted Shares during the 12-month period immediately preceding

(or at any time after) the date of such violation. By accepting these Restricted Shares, Participant hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by any Company Group Member), by the amounts Participant owes to the Company under this Section 3.9. To the extent such amounts are not recovered by the Company through such set-off, Participant agrees to pay such amounts immediately to the Company upon demand. This right of set-off is in addition to any other remedies the Company may have against Participant for Participant’s breach of this Agreement or any other agreement. Participant’s obligations under this Section 3.9 shall be cumulative (but not duplicative) of any similar obligations Participant may have pursuant to this Agreement or any other agreement with any Company Group Member.

3.9 Injunctive Relief. Participant recognizes and acknowledges that a breach of the covenants contained in this Article III will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Participant agrees that in the event of a breach of any of the covenants contained in this Article III, in addition to any other remedy which may be available at law or in equity, the Company Group will be entitled to specific performance and injunctive relief.

3.10 Special Definition. As used in this Article III, the following terms shall have the ascribed meanings:

(a) “Affiliate” shall mean shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

ARTICLE IV.

OTHER PROVISIONS

4.1 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a) The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement in accordance with the terms of the Plan. Notwithstanding the foregoing, the Participant may, at his election made at the time such tax is due, make such payment by directing the Company to withhold a number of Shares subject to the Award having a then current aggregate Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, unless and to the minimum extent that the board of directors of the Company (the “Board”) determines in its good faith discretion that allowing for such share withholding would have a material adverse affect on the Company’s liquidity position in a manner that could reasonably be expected to materially adversely affect the Company’s ability to operate the business in the ordinary course or achieve its strategic objectives.

(b) The Company shall not be obligated to record the Restricted Shares in the name of Participant in the books and records of the Company’s transfer agent (or deliver any new certificate representing Restricted Shares to Participant or his or her legal representative) unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the grant of the Award or the issuance or vesting of Restricted Shares hereunder or any other taxable event with respect to the Restricted Shares.

(c) Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed in connection with the Award, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Award. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Award or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

4.2 Conditions to Delivery of Stock. Subject to Section 2.1, the Restricted Shares deliverable under this Award may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares under this Award prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Shares;

(e) The receipt of any applicable withholding tax in accordance with Section 4.1 by the Company Group Member with respect to which the applicable withholding obligation arises; and

(f) The lapse of such reasonable period of time following the grant of this Award as the Administrator may from time to time establish for reasons of administrative convenience.

4.3 Rights as Stockholder. Except as otherwise provided herein, upon the Grant Date, Participant shall have all the rights of a stockholder with respect to the Restricted Shares, subject to the Restrictions herein, including the right to vote the Restricted Shares and the right to receive any cash or stock dividends paid to or made with respect to the Restricted Shares; provided, however, that at the discretion of the Company, and prior to the delivery of Restricted Shares, Participant may be required to execute a stockholders agreement in such form as shall be determined by the Company.

4.4 Section 83(b) Election. Participant understands that Section 83(a) of the Code taxes as ordinary income the difference between the amount, if any, paid for the Restricted Shares and the Fair Market Value of such Restricted Shares and any Retained Distributions at the time the Restrictions on such Restricted Shares and Retained Distributions lapse. Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Grant Date, rather than at the time the Restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”)

with the Internal Revenue Service within 30 days of the Grant Date. In the event that Participant files an 83(b) Election, Participant shall provide the Company a copy thereof prior to the expiration of such 30 day period. Participant understands that in the event an 83(b) Election is filed with the Internal Revenue Service within such time period, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Restricted Shares and the Fair Market Value of such Restricted Shares as of the Grant Date. Participant further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award hereunder, and does not purport to be complete. PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING PARTICIPANT’S 83(b) ELECTION, AND THE COMPANY HAS DIRECTED PARTICIPANT TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANT MAY RESIDE, AND THE TAX CONSEQUENCES OF PARTICIPANT’S DEATH. PARTICIPANT HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING PARTICIPANT’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE LAPSE OF THE RESTRICTIONS ON THE UNVESTED RESTRICTED SHARES AND RETAINED DISTRIBUTIONS.    PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF THE RESTRICTED SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

4.5 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

4.6 Adjustments. The Administrator may accelerate the vesting of all or a portion of the Restricted Shares in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Restricted Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

4.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 4.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

4.10 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

4.11 Amendment, Suspension and Termination. [To the extent permitted by the Plan],3 this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Participant.

4.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 2.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Award, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.14 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

4.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.16 Section 409A. This Award is intended not to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

[3]	Subject to a review of the plan, when available, for any possible unfavorable implications.

4.17 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.18 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets.

4.19 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.